SCHEDULE 14A
(SECTION 14(a))

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14a OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12


                             SPACEHAB, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                              Common Stock (no par value)

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set for the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of this filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

PRELIMINARY COPY -- FOR THE INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION ONLY.

                             SPACEHAB, INCORPORATED


                               September 14, 1999


Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of SPACEHAB, Incorporated (the "Company") to be held at Loews L'Enfant Plaza Hotel, 480 L'Enfant Plaza, S.W., Washington, D.C. on October 14, 1999 at 10:00 a.m. Information about the meeting, the nominees for directors and the proposals to be considered is presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

     At the meeting, you will be asked (i) to elect 10 directors to the Company's Board of Directors (nine to be selected by the holders of the Company's Common Stock and one to be selected by the holders of the Company's Series B Senior Convertible Preferred Stock), each for a one-year term expiring at the 2000 Annual Meeting of Stockholders, (ii) to approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of preferred stock, (iii) to approve an amendment to the Company's Stock Incentive Plan to increase the number of shares that may be granted thereunder and (iv) to ratify the appointment of KPMG LLP as independent public accountants for the Company. The Board of Directors has unanimously approved these proposals and we urge you to vote in favor of these proposals and such other matters as may be submitted to you for a vote at the meeting.

     Your participation in SPACEHAB's affairs is important, regardless of the number of shares you hold. To ensure your representation at the meeting, even if you anticipate attending in person, we urge you to mark, sign, date and return the enclosed proxy card promptly. If you attend, you will, of course, be entitled to vote in person.

     Thank you for your assistance in returning your proxy card promptly.

                                          Sincerely,

                                          Shelley A. Harrison, Ph.D.
                                          Chairman and Chief Executive Officer

                                    SPACEHAB

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of SPACEHAB, Incorporated:

     The 1999 Annual Meeting of Stockholders (the "Annual Meeting") of SPACEHAB, Incorporated (the "Company") will be held at Loews L'Enfant Plaza Hotel, 480 L'Enfant Plaza, S.W., Washington, D.C. on October 14, 1999 at 10:00 a.m., for the following purposes:

     1. To elect 10 directors to the Company's Board of Directors, each to hold office until their successors are elected at the 2000 Annual Meeting of Stockholders;

     2. To approve an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of preferred stock;

     3. To approve an amendment to the Company's Stock Incentive Plan to increase the number of shares that may be granted thereunder;

     4. To ratify the appointment of KPMG LLP as independent public accountants for the Company; and

     5. To transact such other business as may properly come before the meeting and any adjournment thereof.

     A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Annual Report of the Company for the fiscal year ended June 30, 1999 also accompanies this Notice.

     The Board of Directors has fixed the close of business on September 6, 1999 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          By Order of the Board of Directors,

                                          Mark A. Kissman
                                          Vice President, Finance, Chief
                                          Financial Officer
                                          and Secretary


Washington, D.C.
September 14, 1999


                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD
         AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT
                    YOU EXPECT TO ATTEND THE ANNUAL MEETING.

                             SPACEHAB, Incorporated
                                300 D Street, SW
                                   Suite 814
                              Washington, DC 20024




                                PROXY STATEMENT

                              GENERAL INFORMATION


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of SPACEHAB, Incorporated, a Washington corporation ("SPACEHAB" or the "Company"), of proxies to be voted at the 1999 Annual Meeting of Stockholders on October 14, 1999 (the "Annual Meeting"). This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders are first being mailed to stockholders on or about September 15, 1999.


VOTING SECURITIES


     The Board of Directors has fixed the close of business on September 6, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date the Company had outstanding 11,229,646 shares of common stock, no par value per share (the "Common Stock") and 975,000 shares of Series B Senior Convertible Preferred Stock, no par value per share ("Series B Preferred Stock). Holders of Common Stock and Series B Preferred Stock are entitled to notice of and to one vote per share of Common Stock or Series B Preferred Stock owned as of the Record Date at the Annual Meeting. Holders of the Company's Common Stock and Series B Preferred Stock vote together as a single class, except that the Series B Preferred Stock, voting separately as a class, are entitled to elect one director and the Common Stockholders are entitled to elect the remaining directors of the Company.


PROXIES

     Dr. Shelley A. Harrison and Mr. David A. Rossi, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected to serve in such capacity. Dr. Harrison is Chairman of the Board of Directors and Chief Executive Officer and Mr. Rossi is President and Chief Operating Officer. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

VOTING OF PROXIES

     Because many SPACEHAB stockholders are unable to attend the Company's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, sign, date and return the card in the enclosed stamped envelope.

     If no choice is specified and the card is properly signed and returned, the shares will be voted by the persons named as proxies in accordance with the recommendations of the Board of Directors contained in this Proxy Statement.

QUORUM; METHOD OF TABULATION


     The holders of at least one-third of the shares of Common Stock and Series B Senior Convertible Preferred Stock issued and outstanding and entitled to vote at the Annual Meeting, if represented in person or by proxy, will constitute a quorum at the Annual Meeting. Under applicable law and the Company's Articles of Incorporation and By-laws, and assuming that a quorum is present, in the election of directors, the persons elected will be the persons receiving the greatest number of votes, up to the number of directors to be elected by the holders of Common Stock and Series B Preferred Stock, respectively, of the stockholders of the respective class present in person or by proxy and entitled to vote thereon; provided that no stockholder shall be allowed to cumulate his votes. At the Annual Meeting, the vote of a majority of the shares of Common Stock and shares of Series B Senior Convertible Preferred Stock entitled to vote at the meeting voting together, is required to approve the amendment to the Company's Articles of Incorporation, and the vote of a majority in interest of the stockholders present in person or by proxy and entitled to vote thereon is required to (i) approve the amendment to the Company's 1994 Stock Incentive Plan and (ii) ratify the appointment of KPMG LLP as the independent public accountants of the Company's financial statements for the fiscal year ending June 30, 2000.

     One or more inspectors of election appointed for the meeting will tabulate the votes cast in person or by proxy at the Annual Meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     A Board of 10 directors will be elected at the Annual Meeting; nine by the holders of Common Stock and one by the holder of the Series B Preferred Stock. All directors shall hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Company's Articles of Incorporation authorize the Board of Directors from time to time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by board action may be filled by action of the existing Board of Directors at that time and any director who is appointed in this fashion will serve until the next annual meeting of stockholders or until a successor is duly elected and qualified.

     The nominees for whom the enclosed proxy is intended to be voted are set forth below. It is contemplated that all nominees will be available for election, but if one or more is not, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.

NOMINEES FOR ELECTION AS DIRECTORS BY HOLDERS OF COMMON STOCK:

  Hironori Aihara

     Mr. Aihara (age 61) has served as a director of the Company since April 1992. Mr. Aihara is currently Executive Vice President of Mitsubishi Corporation, a position he assumed in April 1998. Since 1994 he has served as group executive to the Information Systems and Services Group, overseeing the company's activities in the aerospace, telecommunications, multimedia and computer sectors. He has also been a director of Mitsubishi Corporation since 1992. Prior responsibilities include a four-year term as General Manager of the Aerospace Division, responsible for all of the company's aerospace activities. He also spent six years working at the New York headquarters of Mitsubishi International Corporation, the U.S. arm of Mitsubishi Corporation. From September 1995 through May 1998 Mr. Aihara served as a special member of the Space Activities Commission, the highest level body within the Japanese government overseeing space activities, on the Sub-Committee for Space Environment Utilization to help develop a new long range plan for Japanese space activities.

  Melvin D. Booth


     Mr. Booth (age 54) has served as President, Chief Operating Officer and a director of MedImmune, Inc. (biotechnology) since October 1998. From July 1995 until October 1998, Mr. Booth was President, Chief Operating Officer and a director of Human Genome Sciences, Inc. (biotechnology). Prior to July 1995, Mr. Booth was with Syntex Corporation (pharmaceuticals) and its subsidiaries from 1975 to 1995 in several capacities, including President of Syntex Laboratories, Inc. Mr. Booth also serves on the Board of Neoprobe Corporation.

  Edward E. David, Jr., Ph.D.


     Dr. David (age 74) has served as a director of the Company since August 1993. Dr. David is currently the President of Edward E. David, Inc., advisors to industry, government and academia on technology, research and innovation. Dr. David was Science Advisor to President Nixon and Director of the White House Office of Science and Technology from 1970 to 1973. He has also served as President of Exxon Research and Engineering Company from 1977 to 1986, and as Executive Director of Bell Telephone Laboratories from 1950 to 1970. Dr. David is also a director of Aqua Search, Intermacynetics General Corp., Medjet, Protein Polymer Technologies Inc., International Media Research Foundation, Inter-Vu, and Kenan Systems Corporation. Dr. David is also Vice-President and Principal of the Washington Advisory Group.

  Richard Fairbanks

     Mr. Fairbanks (age 58) has served as Managing Director of the Center for Strategic and International Studies in Washington, DC since 1992 and is currently its president and Chief Executive Officer. Mr. Fairbanks is an attorney who has engaged in private practice as well as a range of government service. Mr. Fairbanks is also a director of Hercules, Inc., SEACOR SMIT, Inc. and GATX, Inc., and founded The American Refugee Committee of Washington.


  Shelley A. Harrison, Ph.D.


     Dr. Harrison (age 56) has served as the Company's Chief Executive Officer since April 1996, Chairman of the Board of Directors since August 1993 and has been a member of the Company's Board of Directors since 1987. Dr. Harrison was a Member of Technical Staff at Bell Telephone Laboratories and a Professor of Electrical Sciences at the State University of New York at Stony Brook. In 1973, Dr. Harrison co-founded Symbol Technologies Inc., the world's leading provider of bar-code laser scanners and portable terminals, where he served as Chairman and Chief Executive Officer until 1982. As President of Harrison Enterprises from 1982 to 1986, he managed venture financings and technology start-ups. Since 1987, Dr. Harrison has been a managing general partner of a high technology venture capital fund, Poly Ventures, L.P. ("Poly Ventures"). Dr. Harrison is also a director of NetManage, Inc., Asymetrix Learning Systems, Inc., Globecomm Systems Inc., AppliedTheory Corporation and several privately held high technology portfolio companies.

  Chester M. Lee


     Mr. Lee (age 80) has served as a director of the Company since October 1996, and served as President of the Company from April 1996 until January 1998. Prior to assuming his position as President, Mr. Lee served as the Company's Vice President-Operations beginning in November 1987. Mr. Lee is currently Chairman of Astrotech Space Operations, Inc., a subsidiary of the Company and Special Advisor to SPACEHAB's Chief Executive Officer. Before joining SPACEHAB, Mr. Lee worked for NASA for 23 years. His last position at NASA was Assistant Associate Administrator for Policy, Planning, and Department of Defense-Affairs in the Office of Space Flight at NASA. While working at NASA, Mr. Lee held various other senior positions, including Director of Shuttle Customer Services Division, Director of Space Transportation Utilization Division, Director of Space Transportation Systems Operations, Program Director of the Apollo/ Soyuz Project, and Apollo Mission Director for Apollo flights 12 through 17 to the moon.


  Gordon S. Macklin

     Mr. Macklin (age 71) has served as a director of the Company since October 1996. Mr. Macklin was Chairman of White River Corporation from 1993-1998. From 1987 to 1992, he was Chairman of Hambrecht & Quist, LLC. Mr. Macklin served as President of the National Association of Securities Dealers, Inc. from 1970 to 1987. Mr. Macklin is a director, trustee, or managing general partner, as the case may be, of 49 of the investment companies in the Franklin/Templeton Group, and a director of Fund American Enterprises Holdings, Inc., MCI Communications Corporation, MedImmune, Inc. (biotechnology), and Real 3-D (software).

  James R. Thompson

     Mr. Thompson (age 63) has served as a director of the Company since August 1993. Mr. Thompson is a director, Executive Vice President and General Manager of the Launch Systems Group of Orbital Sciences Corporation ("Orbital Sciences"), which he joined following his service as NASA's Deputy Administrator from 1989 to 1991. Prior to that time, Mr. Thompson served as Director of the Marshall Spaceflight Center in Huntsville, Alabama from September 1986 to July 1989. Mr. Thompson is also a director of Nichols Research Corporation.

  Giuseppe Viriglio


     Mr. Viriglio (age 52) has served as a director of the Company since November 1997. Mr. Viriglio is the Chief Executive Officer of Alenia Spazio, S.p.A ("Alenia Spazio"). Previously he served as Deputy General Manager from 1991-1994 and General Manager from 1994 to 1995 of Alenia Spazio.


STOCKHOLDER AGREEMENTS

     Four stockholders of the Company have entered into separate letter agreements in which each agreed to vote their shares of Common Stock to elect the nominee proposed by Mitsubishi Corporation. Mr. Aihara is such nominee.

NOMINEE FOR ELECTION AS DIRECTOR BY HOLDERS OF SERIES B PREFERRED STOCK:

     The Company's Articles of Incorporation provide that the holders of the Company's Series B Preferred Stock, voting as a separate class, are permitted to elect one director to the Company's Board of Directors. DaimlerChrysler Aerospace AG, the shareholder of the Company's outstanding shares of Series B Preferred Stock, has informed the Company of its intention to nominate and elect Mr. Josef Kind as a director of the Company at the Annual Meeting.


     Mr. Kind (age 52) has served as a director of the Company since August 1999. Mr. Kind is President of the Space Infrastructure Division DaimlerChrysler Aerospace AG Bremen, and a Member of the DaimlerChrysler Executive Board of Directors. Prior to joining DaimlerChrysler in 1995, Mr. Kind served as Senior Vice President, Personnel Policy, Deutsche Aerospace AG, Munich, from 1991 to 1995, and as Vice President Personnel Development from 1989 to 1991.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

  Board Meetings


     In fiscal year 1999, there were four meetings of the Board of Directors (including regularly scheduled and special meetings). During fiscal year 1999, the following directors of the Company participated in fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees thereof on which he served: Hironori Aihara, Dr. Shi H. Huang and Giuseppe Viriglio.

  Committees of the Board of Directors

     The Committees of the Board of Directors consist of the Executive Committee, the Audit Committee, the Compensation Committee and the Stock Option Committee. The Board of Directors does not have a Nominating Committee. Information concerning the committees is set forth below.


     The Executive Committee is responsible for all matters which arise between regular meetings of the Board of Directors and has all the powers and authority of the Board, except as such powers and authority may be limited by the Company's By-laws or applicable statutes. The Executive Committee currently consists of Dr. Harrison (Chairman), Mr. Kind, Mr. Lee, Mr. Macklin and Mr. Thompson. Dr. Brad M. Meslin and Mr. Alvin L. Reeser, directors of the Company who are not standing for re-election to the Board at the Annual Meeting are also members of the Executive Committee. During fiscal 1999, the Executive Committee met seven times.



     The Audit Committee recommends the appointment of a firm of independent public accountants to audit the Company's financial statements, as well as oversees the performance, and reviews the scope, of the audit performed by the Company's independent accountants. The Audit Committee also reviews audit plans and procedures, changes in accounting policies and the use of the independent accountants for non-audit services. The Audit Committee currently consists of Mr. Macklin (Chairman), Dr. Meslin and Mr. Thompson. During fiscal 1999, the Audit Committee met once.



     The Compensation Committee determines the compensation and benefits of all officers of the Company and establishes general policies relating to compensation and benefits for employees of the Company. The Compensation Committee currently consists of Mr. Thompson (Chairman), Dr. David and Dr. Harrison. During fiscal 1999, the Compensation Committee met five times.



     The Stock Option Committee administers the Company's Stock Incentive Plan, the Directors' Stock Option Plan and the Employee Stock Purchase Plan in accordance with the terms and conditions set forth in those plans. The Stock Option Committee currently consists of Mr. Thompson (Chairman) and Dr. David. During fiscal 1999, the Stock Option Committee met once.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. Harrison, the Company's Chairman and Chief Executive Officer, is a member of the Compensation Committee.

  Director Compensation

     The Company pays each non-employee director a $10,000 annual retainer to serve on the Board of Directors and a fee of $500 per day for each meeting attended. In addition, all directors are reimbursed for expenses incurred in connection with their attendance at meetings. The Company also has established the Directors' Stock Option Plan pursuant to which each member of the Board of Directors who is not an employee of the Company and who is elected or continues as a member of the Board of Directors, is entitled to receive annually options to purchase 5,000 shares of Common Stock at an exercise price equal to fair market value; provided, however, that no director may receive under the Directors' Plan, as currently in effect, options to purchase an aggregate of more than 25,000 shares of Common Stock.

EXECUTIVE OFFICERS WHO ARE NOT NOMINEES

     Set forth below is a summary of the background and business experience of the executive officers of the Company who are not nominees for director.

  David A. Rossi

     Mr. Rossi (age 42) has served as the Company's President and Chief Operating Officer since January 1998. Mr. Rossi was Senior Vice
President -- Business Development from February 1991 through January 1998. Prior to joining the Company, Mr. Rossi held several positions at Orbital Sciences, a publicly held space technology company, including Director of Business Development.

  Mark A. Kissman

     Mr. Kissman (age 40) has served as the Company's Vice President, Finance and Chief Financial Officer since January 1999 and Secretary since August 1999. Prior to joining the Company, he was Vice President Finance and CFO of Giesecke & Devrient America, Inc., the North American subsidiary of the Munich-based technology company of the same name since 1994. Prior positions included Vice President Finance and Business Development with Software Design and Analysis, Inc., Director of Finance for European Operations, Xidex Corporation (now Anacomp Corporation) and as a CPA with Peat Marwick Mitchell & Co. (now KPMG
LLP).

  John M. Lounge

     Mr. Lounge (age 53) has served as the Company's Vice President -- Flight Systems Development since 1996. Prior to assuming his current responsibilities, Mr. Lounge served as the Company's Mir Program Manager since August 1995 and served as the Company's Director of Flight Operations since June 1991. Prior to joining the Company, Mr. Lounge was an astronaut and flew on three Space Shuttle missions. Prior to joining NASA in 1978, Mr. Lounge served nine years of active duty in the U.S. Navy in a variety of assignments, including flying 100 combat missions in Southeast Asia as a Naval Flight Officer in the F4 Phantom.

  M. Dale Steffey

     Mr. Steffey (age 64) has served as the Company's Vice
President -- Engineering and Integration since September 1995 and manager of the Company's payload processing facility since July 1991. From 1957 to 1991, Mr. Steffey held numerous senior executive positions with McDonnell Douglas, including Delta Launch Director, Delta Base Manager, Spacelab Program Manager, Director of Huntsville Operations, Director of Space Station Ground Operations, and Vice President -- Deputy General Manager of Kennedy Space Center Operations.

  George Baker


     Mr. Baker (age 54) is President of Astrotech Space Operations, and a Vice President of SPACEHAB. SPACEHAB acquired Astrotech Space Operations in 1997. Mr. Baker has been with Astrotech since 1984, following a 20-year career at NASA where he was involved with the Delta and Space Shuttle launch programs.


  Michael E. Kearney

     Mr. Kearney (age 55) has served as the Company's Vice President for Marketing and Sales since January 1998. Previously, Mr. Kearney was Vice President for Business Development, a position he held since joining the Company in 1994. From 1991 through 1994 he held several positions at McDonnell Douglas. Prior to that Mr. Kearney served for 25 years as a U.S. Navy Aeronautical Engineering Officer. Mr. Kearney flew Navy fighter aircraft both in combat and in a production acceptance role.

  W.T. Short

     Mr. Short (age 66) has been President of Johnson Engineering Corporation ("JE") since November 1994 and a Vice President of SPACEHAB since 1998. He began his career in the aerospace industry in 1959 after serving for three years as a pilot in the United States Air Force. He was a senior manager for North American Aviation on the Apollo Program, a division Vice President with Rockwell International in the early days of the Space Shuttle Program, and has been the President and owner of several successful engineering service companies.

              PROPOSAL 2 -- AMENDMENT TO ARTICLES OF INCORPORATION

     The Board of Directors has approved, and is recommending to the shareholders for approval at the Annual Meeting, an amendment to Article Four of the Company's Articles of Incorporation to increase the number of shares of preferred stock which the Company is authorized to issue from 1,000,000 to 2,500,000. The Board of Directors has determined that this amendment is advisable and should be considered at the Annual Meeting. The text of the proposed amendment to the Articles of Incorporation is set forth below. The Company is currently authorized to issue 30,000,000 shares of Common Stock and the proposed amendment will not affect this authorization.

PURPOSES AND EFFECTS OF PROPOSED INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK


     The proposed amendment would increase the number of shares of preferred stock the Company is authorized to issue from 1,000,000 to 2,500,000. As of September 6, 1999, 975,000 shares of Series B Preferred Stock were issued and outstanding. An additional 25,000 shares of Series A Junior Participating Preferred Stock were reserved for possible issuance in accordance with the Company's Shareholder Rights Protection Plan. If the proposed amendment is approved, an additional 358,334 shares will be designated as additional shares of Series B Preferred Stock and the remainder will be undesignated but available for designation and issuance upon appropriate Board action.


     The Board of Directors believes it is desirable to increase the number of shares of preferred stock the Company is authorized to issue to (i) accomplish the issuance and sale to DaimlerChrysler Aerospace AG ("DASA") of an additional 358,334 shares of Series B Preferred Stock, at nine dollars ($9) per share, that on August 2, 1999 DASA agreed to purchase and the Company agreed to sell and
(ii) to have available 1,141,666 additional shares of Preferred Stock for possible future issuance. Except for the DASA investment described in the preceding sentence, the Company has no present commitments, agreements, or intent to issue additional shares of preferred stock, and the Company has no present commitments, agreements, or intent to issue additional shares of Common Stock other than with respect to currently reserved shares, in connection with transactions in the ordinary course of the Company's business, or shares which may be issued under the Company's stock option, stock purchase, and other existing employee benefit plans.

     Under Washington law, the proposed increase in the Company's authorized Common Stock cannot occur unless the shareholders approve the proposed amendment to Article Four of the Company's Articles of Incorporation. The proposed amendment to Article Four would permit the issuance of additional shares of preferred stock up to the new 2,500,000 maximum authorization without further action or authorization by the shareholders (except as may be required in a specific case by law or the Nasdaq Stock Market rules). The Board believes it is prudent for the Company to have this flexibility. The holders of Common Stock of the Company are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of preferred stock might dilute, under certain circumstances, the ownership and voting rights of the shareholders. The proposed increase in the number of shares of preferred stock the Company is authorized to issue is not intended to inhibit a change in control of the Company. However, the availability for issuance of additional shares of preferred stock could discourage, or make more difficult, efforts to obtain control of the Company. For example, the issuance of shares of preferred stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The Company is not aware of any pending or threatened efforts to acquire control of the Company.

AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

     If approved, Article FOURTH of the Company's Restated Articles of Incorporation would be amended and restated as follows:

          FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 32,500,000 shares, consisting of 30,000,000 shares of common stock, no par value per share (the "Common Stock") and 2,500,000 shares of preferred stock, no par value per share (the "Preferred Stock").

VOTING TABULATION AND BOARD RECOMMENDATION


     The affirmative vote of holders of a majority of the shares of Common Stock and shares of Series B Preferred Stock entitled to vote at the Annual Meeting voting together is required to approve the proposed amendment. Abstentions will not be counted either in favor of or against the proposal. Brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients' proxies in their own discretion. If the amendment is not approved by the shareholders, the Company's Restated Articles of Incorporation, which authorizes the issuance of 1,000,000 shares of preferred stock, will continue in effect and the authorization and issuance of the new preferred stock will not take place.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE COMPANY'S RESTATED ARTICLES OF INCORPORATION.

          PROPOSAL 3 -- APPROVAL OF AMENDMENT TO STOCK INCENTIVE PLAN

     The Board of Directors has approved an amendment to the Company's 1994 Stock Incentive Plan (the "Stock Incentive Plan"), subject to stockholder approval at the Annual Meeting. This amendment would increase the maximum number of shares of Common Stock reserved for issuance under the Stock Incentive Plan from 2,750,000 to 3,950,000. The Board of Directors approved this amendment to increase the number of shares subject to the Stock Incentive Plan in order to allow it to continue to provide long-term incentives to employees and consultants of the Company.


     During fiscal 1999, management of the Company conducted an evaluation of the continued appropriateness of the Stock Incentive Plan relative to the Company's growth in recent years. At the time the Stock Incentive Plan was last amended in October 1997, the Company and its subsidiaries had approximately 62 employees. As of June 30, 1999 the Company and its subsidiaries had 745 employees. Management noted the increase in the personnel employed by the Company and its subsidiaries and the potential that the Company might consider acquisitions of other businesses, in which case the ability to make additional option grants would be desirable. Therefore, management determined that an increase of 1,200,000 new shares under the Stock Incentive Plan would be needed. In addition to the increase in the number of employees, in July 1999, the Company determined that an aggregate of 994,847 options to purchase shares of Common Stock previously granted did not continue to represent effective long-term incentives as the exercise prices at which such options were granted were above the then current share price of the Common Stock. In some cases the exercise price of such options is at more than twice the market price on September 6, 1999 for the Company's Common Stock. Although these options have not been cancelled, it is unlikely that any of them will be exercised unless the stock price increases to above the exercise price for said options. As of September 6, 1999, options under the Stock Incentive Plan representing a total of only 4,795 shares of Common Stock had been exercised. The Company believes that it will be necessary to grant additional stock options to employees to retain such personnel in an increasingly competitive job market for skilled employees.


     The primary features of the Stock Incentive Plan are summarized below. The summary is qualified by, and subject to, the full text of the Stock Incentive Plan, as proposed to be amended and restated, a copy of which is attached as Exhibit A and should be referred to for a complete statement of the terms of the Stock Incentive Plan.

                                  PLAN SUMMARY

ADMINISTRATION AND OPERATION OF THE PLAN


     The Stock Option Committee of the Board of Directors (the "Committee") has all powers with respect to the administration of the Stock Incentive Plan, including without limitation, selecting which persons will receive awards and the extent of the award, determining the terms and conditions of the award, and resolving all questions arising under the Stock Incentive Plan. Under the Stock Incentive Plan, stock options, stock appreciation rights, restricted stock and performance share awards may be granted by the Committee for the purpose of attracting and motivating key employees and consultants of the Company and to provide long-term incentive compensation to the Company's employees. The Stock Incentive Plan permits the extension of loans by the Company to a participant in connection with the payment of the exercise price of options, the purchase price of restricted shares or the tax incurred with respect to any award. Furthermore, the Committee may provide for a payment in the form of cash or shares of Common Stock to offset a participant's tax incurred with respect to the receipt of an award and any such tax offset payment. All awards under the Stock Incentive Plan become immediately exercisable and fully vested upon a "change of control" of the Company (as defined therein).

ELIGIBILITY


     Officers, other key employees, directors and consultants of the Company (or its subsidiaries) are eligible to be granted awards under the Stock Incentive Plan. Participants under the Stock Incentive Plan are selected from time to time by the Committee from among those eligible employees. As of June 30, 1999 the Company had roughly 745 employees, 10 non-employee directors and no consultants eligible to be granted awards under the Stock Incentive Plan.


NUMBER OF SHARES AVAILABLE

     The maximum number of shares reserved for issuance under the Stock Incentive Plan is 2,750,000 shares. As of June 30, 1999, options to purchase 1,909,226 shares of Common Stock pursuant to the Stock Incentive Plan were issued and outstanding. Since the inception of the Stock Incentive Plan, the Committee has not granted any stock appreciation rights, restricted stock awards, or performance share awards, nor has it made any loans or tax offset payments. Providing that the proposed amendment to the Stock Incentive Plan is approved by stockholders, the aggregate number of shares of Common Stock reserved for issuance upon exercise of options granted under the Stock Incentive Plan will be increased to and shall not exceed 3,950,000 shares.

     If any shares of Common Stock that are the subject of an award are not issued for any reason, such shares shall no longer be charged against the maximum share limitation and may again be made subject to awards under the Stock Incentive Plan. In the event of certain corporate reorganizations, recapitalizations, or other specified transactions affecting the Company or the Common Stock, the Committee may make appropriate adjustments to the number of shares available for grant and to the number of shares and prices under outstanding awards made before the event.

STOCK OPTIONS

     The Stock Incentive Plan authorizes the grant of non-qualified stock options to employees and consultants of the Company and its subsidiaries. Incentive stock options may only be granted to employees of the Company and its subsidiaries. The exercise price of a non-qualified stock option may be determined by the Committee in its discretion. The exercise price of an incentive stock option may not be less than the fair market value of the Common Stock on the date of grant. The value of Common Stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by any one employee in any one year is limited by the Internal Revenue Code of 1986, as amended (the "Tax Code") to $100,000. The term of stock options granted under the Stock Incentive Plan shall be fixed by the Committee, except that the maximum term for incentive stock options is 10 years from the date of grant. The Committee shall determine the extent to which an option shall become and/or remain exercisable in the event of the termination of employment or service of a participant under certain circumstances, including retirement, death or disability, subject to certain limitations for incentive stock options. Under the Stock Incentive Plan, the exercise price of an option is payable by the participant in cash or, in the discretion of the Committee, in Common Stock or through the extension of a loan by the Company or a combination thereof, or through any other means approved by the Committee.

STOCK APPRECIATION RIGHTS

     The Committee may award stock appreciation rights to participants under the Stock Incentive Plan. A stock appreciation right entitles the holder, upon exercise, to a payment based on the difference between the base price assigned to the stock appreciation right by the Committee on the date of grant and the fair market value of the Company's Common Stock on the date of exercise. A stock appreciation right shall be in the form and have the terms and conditions as specified by the Committee. In the event of a "change of control" (as defined in the Stock Incentive Plan), the Committee may limit the exercise of stock appreciation rights to within the 60-day period following the occurrence of the change of control and may also provide that the amount to be paid upon exercise of a stock appreciation right shall be based on the "change of control price" determined pursuant to the Stock Incentive Plan.

RESTRICTED STOCK

     The Committee may award shares of Common Stock to participants under the Stock Incentive Plan, subject to such restrictions on transfer and conditions of forfeiture as it deems appropriate. Such conditions may include requirements as to the continued service of the participant with the Company or a subsidiary, the attainment of specified performance goals or such other criteria as may be determined by the Committee. Subject to the transfer restrictions and forfeiture restrictions relating to the restricted stock award, the participant shall have such rights of a stockholder of the Company, which may include voting and dividend rights, as the Committee may provide. The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of a participant's restricted stock.

PERFORMANCE SHARE AWARDS

     The Committee may grant performance share awards under the Stock Incentive Plan. Performance share awards are payable in shares of Common Stock upon the attainment of specified performance goals or such other criteria as the Committee may determine. At the time of grant, the Committee establishes the number of performance shares to be awarded to any employee and the duration of the performance period. At the end of the performance period, the employee receives the number of shares of Common Stock covered by the performance share award, cash equal to the fair market value of such Common Stock, or a combination of shares and cash, as the Committee may determine. Except as may be provided by the Committee, in the event of an employee's termination of employment before the end of the performance period, such employee's performance share award shall be forfeited. The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, stock or cash under a performance share award.

TERMINATION OF EMPLOYMENT

     If a participant's employment with the Company or a subsidiary terminates by reason of death, disability, retirement, voluntary or involuntary termination or otherwise, such participant's option grants shall be exercisable to the extent determined by the Committee.

AMENDMENT OR TERMINATION OF THE PLAN

     The Board of Directors may discontinue the Stock Incentive Plan at any time and may amend it from time to time. No amendment or discontinuation of the Stock Incentive Plan shall adversely affect any award previously granted without the employee's written consent. Amendments may be made without stockholder approval except as required to satisfy applicable regulatory requirements.

FISCAL 1999 OPTION GRANTS


     An aggregate of 572,713 stock options were granted during fiscal 1999 to Company employees at an average exercise price of $11.69 per share. During fiscal 1999, each of the Named Executive Officers received the number of stock options set forth following his or her name: Dr. Shelley A. Harrison (41,000); David A. Rossi (33,000); John M. Lounge (12,000); and Michael E. Kearney (12,000). In addition, W.T. Short received options on 90,000 shares during fiscal 1999 in connection with the Company's acquisition of JE. See

"Executive Compensation -- Option Grants in Fiscal 1999." As of June 30, 1999, the closing price of a share of Common Stock on the Nasdaq National Market was $5.125 per share.

BASIC FEDERAL TAX CONSEQUENCES

     The following is a general description of the current federal income tax consequences to participants and the Company relating to options and other awards that may be granted under the Stock Incentive Plan. This discussion does not purport to cover all tax consequences relating to options or other awards.

     The grant of a stock option under the Stock Incentive Plan will not generally result in taxable income for the participant, nor in a deductible compensation expense for the Company, at the time of grant. The participant will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. Upon exercising a non-qualified option, the participant will recognize ordinary income in the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price, and the Company will generally be entitled to a corresponding tax deduction. The treatment of a participant's disposition of shares of Common Stock acquired upon the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an incentive stock option or a non-qualified option. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option, except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an incentive stock option before the applicable incentive stock option holding period has been satisfied.

     The current federal income tax consequences of other awards authorized under the Stock Incentive Plan generally follow certain basic patterns: stock appreciation rights are subjected to income tax upon exercise in substantially the same manner as non-qualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the stock over the purchase price (if any) only at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; and performance shares generally are subject to tax at the time of payment. In each of the foregoing cases, the Company generally has a corresponding tax deduction at the time the participant recognizes taxable income.


     Approval of the amendment of the Stock Incentive Plan requires the affirmative vote of the majority of the Company's shares present, or represented, and entitled to vote at the Annual Meeting.


     It is not possible at this time to determine the grants that may become payable under the Stock Incentive Plan for the Company's 2000 fiscal year, as the Stock Option Committee of the Board of Directors has not yet met to make any determinations regarding future grants under the Stock Incentive Plan. However, for information regarding grants received under the Stock Incentive Plan as currently administered, see Executive Compensation -- Option Grants in Fiscal 1999. The Stock Incentive Plan awards granted in 1999 to the Company's Named Executive Officers are as set forth on the Summary Compensation Table on page
19. The aggregate Stock Incentive Plan awards granted to all executive officers as a group was options to purchase 169,710 shares and options to purchase approximately 403,003 shares for all non-executive officer employees as a group.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE STOCK INCENTIVE PLAN.

              PROPOSAL 4 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Audit Committee has recommended and the Board of Directors has approved the appointment of KPMG LLP (formerly KPMG Peat Marwick LLP) as independent public accountants for fiscal 2000, subject to stockholder ratification. The Audit Committee, in arriving at its recommendation to the Board, reviewed the performance of KPMG LLP in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with KPMG LLP in these respects.

     KPMG LLP has served as the Company's independent auditor since 1985. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make such statements as they may desire. They are also expected to be available to respond to appropriate questions from the stockholders present.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANT OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth at August 27, 1999, certain information regarding the beneficial ownership of Common Stock held by (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each of the Company's directors and director nominees, (iii) the Named Executive Officers and (iv) all directors and executive officers of the Company as a group:


                                                                 BENEFICIAL OWNERSHIP
                                                              ---------------------------
                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL    PERCENTAGE OF
                                                              OWNERSHIP       CLASS(1)
                                                              ----------    -------------
NAME AND ADDRESS BENEFICIAL OWNERS:
Zesiger Capital Group LLC...................................  1,621,870(2)      14.4%
State of Wisconsin Investment Board.........................  1,107,000(3)       9.9
DaimlerChrysler Aerospace AG................................  1,079,165(4)       9.6
SPACEHAB Taiwan, Inc. ......................................    791,666(5)       7.0
State Street Bank and Trust Company as trustee for General
  Motors Employees Global Group Pension Trust...............    634,862(6)       5.7
Mitsubishi Corp. ...........................................    614,582(7)       5.5
Investment Counselors of Maryland...........................    570,000(8)       5.1
NON-EMPLOYEE DIRECTORS:
Hironori Aihara.............................................     25,000(9)         *
Melvin D. Booth.............................................          0            *
Robert A. Citron............................................     76,966(10)        *
Dr. Edward E. David, Jr. ...................................     26,000(11)        *
Richard Fairbanks...........................................     20,000(12)        *
Dr. Shi H. Huang............................................    145,019(13)      1.3
Josef Kind..................................................          0            *
Gordon S. Macklin...........................................     70,000(14)        *
Dr. Brad M. Meslin..........................................     79,425(15)        *
Alvin L. Reeser.............................................     76,458(16)        *
James R. Thompson...........................................     25,000(17)        *
Giuseppe Viriglio...........................................     15,000(18)        *
NAMED EXECUTIVE OFFICERS:
Dr. Shelley A. Harrison.....................................    685,639(19)      6.1
David A. Rossi..............................................    115,077(20)      1.0
Michael E. Kearney..........................................     33,501(21)        *
John M. Lounge..............................................     95,155(22)        *
W.T. Short..................................................     91,078(23)        *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (19
  PERSONS)..................................................  1,853,341         16.5

---------------
 (*) Indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

 (1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934 (the "Exchange Act"). Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the number and percentage owned by each other person listed. As of June 30, 1999 the Company had 11,129,646 Common Stock outstanding.


 (2) Includes 529,908 shares of Common Stock that would result upon the conversion of 7,220,000 Convertible Bond Units held by Zesiger Capital Group LLC ("ZCG") in discretionary accounts for the benefit of its clients. ZCG disclaims beneficial ownership of all shares of Common Stock held by it. ZCG's address is 320 Park Avenue, New York, New York 10022.



 (3) Includes an aggregate of 1,107,000 shares of Common Stock held by State of Wisconsin Investment Board in discretionary accounts for the benefit of its clients. Its address is P.O. Box 7842, Madison, Wisconsin 53707.



 (4) Represents 104,165 shares of Common Stock and 975,000 of Series B Convertible Preferred Stock.



 (5) Except for its ownership of shares of Common Stock, SPACEHAB Taiwan, Inc. has no other affiliation with the Company. Its address is 14th Floor No. 180, Chang-Shiao E. Road, Sec. 4, Taipei, Taiwan, R.O.C.



 (6) Represents 634,862 shares of Common Stock that would result upon the conversion of 8,650,000 Convertible Bond Units held by State Street Bank and Trust Company ("State Street") as trustee for General Motors Employees Global Group Pension Trust. State Street disclaims beneficial ownership of all shares of Common Stock held by it. State Street's address is 225 Franklin Street, Boston, MA 02110.


 (7) Represents 614,582 shares of Common Stock beneficially owned by Mitsubishi Corporation and its affiliates. The address of Mitsubishi Corporation is 3-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan.


 (8) Represents 570,000 shares of Common Stock held by Investment Counselors of Maryland ("ICM") in discretionary accounts for the benefit of its clients. ICM disclaims beneficial ownership of all shares of Common Stock held by it, ICM's address is 803 Cathedral Street, Baltimore, MD 21201.


 (9) Represents options to purchase 25,000 shares of Common Stock. Excludes 614,582 shares of Common Stock held by Mitsubishi Corporation and its affiliates. Mr. Aihara is currently Executive Vice President of Mitsubishi Corporation. Mr. Aihara disclaims beneficial ownership of all shares of Common Stock held by Mitsubishi Corporation and its affiliates.

(10) Includes options to purchase 25,000 shares of Common Stock.

(11) Includes options to purchase 25,000 shares of Common Stock.

(12) Represents 20,000 shares of Common Stock.


(13) Includes (i) options to purchase 20,000 shares of Common Stock and (ii) 120,019 shares of Common stock held by Chinfon Global Corp., of which Dr. Huang is the Chairman of the Board and retains investment and voting power with respect to such securities. Excludes 791,666 shares of Common Stock held by SPACEHAB Taiwan, Inc., of which Dr. Huang is Chairman and shares voting and investment power with respect to such shares of Common Stock.


(14) Represents (i) 25,000 shares of Common Stock held in the Gordon S. Macklin Family Trust, and (ii) options to purchase 45,000 shares of Common Stock.

(15) Represents (i) 23,335 shares of Common Stock; (ii) 1,537 shares of Common Stock held in the CSP Associates, Inc. ("CSP") Profit Sharing Plan & Trust for the benefit of Dr. Meslin; (iii) 11,678 shares of Common Stock held by CSP, of which Dr. Meslin is the managing director; (iv) warrants to purchase 18,375 shares of Common Stock; and (v) options to purchase 20,000 shares of Common Stock.

(16) Includes options to purchase 73,958 shares of Common Stock.

(17) Represent options to purchase 25,000 shares of Common Stock.


(18) Represents options to purchase 15,000 shares of Common Stock. Excludes 198,417 shares of Common Stock held by Alenia Spazio, for whom Mr. Viriglio serves as CEO. Mr. Viriglio disclaims beneficial ownership of all shares of Common Stock held by Alenia Spazio.

(19) Includes (i) 15,338 shares of Common Stock; (ii) options to purchase 521,344 shares of Common Stock; (iii) options held by Poly Ventures Associates, Inc. to purchase 66,666 shares of Common Stock; and (iv) 82,291 shares of Common Stock held by Harrison Enterprises, Inc., of which Dr. Harrison is a director and officer.

(20) Includes options to purchase 100,306 shares of Common Stock and 4,771 shares of Common Stock purchased through the Company's 1997 Employee Stock Purchase Plan.


(21) Includes option to purchase 31,163 shares of Common Stock and 1,438 shares of Common Stock acquired through Company's 1997 Employee Stock Purchase Plan.


(22) Includes options to purchase 90,316 shares of Common Stock and 2,764 shares of Common Stock purchased through the Company's 1997 Employee Stock Purchase Plan.

(23) Includes options to purchase 90,000 shares of Common Stock and 1,078 shares of Common Stock purchased through the Company's 1997 Employee Stock Purchase Plan.

EXECUTIVE COMPENSATION

  Summary Compensation Table

     The following table summarizes the compensation paid by the Company for the last three fiscal years to its Chief Executive Officer and the Company's four other most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers").


                                                                           LONG-TERM
                                              ANNUAL COMPENSATION         COMPENSATION
                                          ----------------------------    ------------
                                                                           SECURITIES
                                                                           UNDERLYING     OTHER ANNUAL
                                          FISCAL    SALARY      BONUS     OPTION/SARS     COMPENSATION
NAME AND PRINCIPAL POSITION                YEAR       ($)        ($)          (#)            ($)(1)
---------------------------               ------    -------    -------    ------------    ------------
Dr. Shelley A. Harrison................    1999     358,917    120,318       41,000              --
  Chairman and Chief Executive Officer     1998     281,250    160,000       91,000              --
                                           1997     264,107    116,875      322,700              --
David A. Rossi(2)......................    1999     227,667     70,614       33,000              --
  President and Chief Operating Officer    1998     188,075     94,000       11,000              --
                                           1997     159,167     40,000       82,863              --
John M. Lounge.........................    1999     186,600     47,647       12,000              --
  Vice President, Flight Systems           1998     170,267     61,360       11,000              --
  Development                              1997     160,000     40,000       63,383              --
Michael E. Kearney.....................    1999     185,917     45,645       12,000              --
  Vice President, Marketing                1998     149,750     58,000       11,000              --
  and Sales                                1997     123,750     31,250       23,450              --
W.T. Short.............................    1999     187,914     46,096       90,000              --
  Vice President, President                1998          --         --           --              --
  Johnson Engineering                      1997          --         --           --              --


---------------
(1) Except as indicated, no executive named in the above table received Other Annual Compensation in an amount in excess of the lesser of either $50,000 or 10% of the total of salary and bonus reported for him or her in the two preceding columns.


(2) Mr. Rossi assumed the position of President and Chief Operating Officer on January 15, 1998. Prior to that date Mr. Rossi served as the Senior Vice President, Business Development.

  Option Grants in Fiscal 1999

     The following table sets forth information relating to the grant of stock options by the Company during fiscal year 1999 to the Named Executive Officers under the Company's Stock Incentive Plan. The Company did not grant any stock appreciation rights ("SARs") in fiscal year 1999.


                                                  INDIVIDUAL GRANTS
                                   ------------------------------------------------    POTENTIAL REALIZABLE
                                                % OF TOTAL                               VALUE AT ASSUMED
                                   NUMBER OF     OPTIONS                               ANNUAL RATES OF STOCK
                                   SECURITIES   GRANTED TO   EXERCISE                 PRICE APPRECIATION FOR
                                   UNDERLYING   EMPLOYEES    PRICE PER                    OPTION TERM(1)
                                    OPTIONS     IN FISCAL      SHARE     EXPIRATION   -----------------------
NAME                                  (#)          1999       ($/SH)        DATE          5%          10%
----                               ----------   ----------   ---------   ----------   ----------   ----------
Dr. Shelley A. Harrison..........    41,000(2)     7.2%       $11.75        (3)        149,220      336,609
David A. Rossi...................    33,000(2)     5.8        $11.75        (3)        120,104      270,929
John M. Lounge...................    12,000(2)     2.1        $11.75        (3)         43,674       98,520
Michael E. Kearney...............    12,000(2)     2.1        $11.75        (3)         43,674       98,520
W.T. Short.......................    90,000         (4)       $14.00        (5)        125,056      454,744


---------------
(1) The indicated dollar amounts are the result of calculations based on the exercise price of the options and assume five and ten percent appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.


(2) The Options vest ratably over a four year period commencing July 1, 1999.






(3) The Options expire ratably over a four year period commencing July 1, 2004.






(4) The Options are non-qualified stock options granted as part of the purchase agreement for JE.



(5) The Options vest on July 1, 1999 and expire on July 1, 2008.


  Aggregated Option Exercises in Fiscal 1999 and Fiscal Year End Values

     The following table sets forth the number of shares covered by stock options held by the Named Executive Officers at June 30, 1999, and also shows the value of "in-the-money" options (market price of the

Company's stock less the exercise price) at that date. Except as listed in the table, no other Named Executive Officer exercised any Company stock options or beneficially owned unexercised Company stock options.

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                    OPTIONS AT JUNE 30, 1999          JUNE 30, 1999(1)
                                                               (#)                           ($)
                                                   ---------------------------   ---------------------------
NAME                                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                               -----------   -------------   -----------   -------------
Dr. Shelley A. Harrison..........................    482,594        79,750            0              0
David A. Rossi...................................     76,808        69,558            0              0
John M. Lounge...................................     66,554        36,495            0              0
Michael E. Kearney...............................     27,288        27,600            0              0
W.T. Short.......................................     90,000             0            0              0

---------------
(1) Based on the difference between the closing market price on June 30, 1999 for the Common Stock, which was $5.125 per share, and the option exercise price. The above valuations may not reflect the actual value of unexercised options, as the value of unexercised options will fluctuate with market activity.

EMPLOYMENT AGREEMENTS

     On April 1, 1997, the Company entered into an employment agreement with Dr. Harrison (the "Harrison Employment Agreement"), which was amended on January 15, 1998 and was amended and restated on January 15, 1999. The Harrison Employment Agreement provides that Dr. Harrison will serve the Company as Chief Executive Officer through March 31, 2002, subject to earlier termination as provided in the Harrison Employment Agreement. Dr. Harrison's employment term will automatically renew beyond its initial term for consecutive one year terms unless notice is delivered, by Dr. Harrison or the Company, 90 days prior to the expiration of such term. The Harrison Employment Agreement sets forth a minimum base salary for Dr. Harrison of $275,000, $300,000, $325,000, $350,000 and
$375,000 for the first five years, respectively, of the Harrison Employment Agreement. Dr. Harrison is entitled to participate in the employee benefit plans of the Company and is eligible for the grant of stock options, in the sole discretion of the Compensation Committee. In addition, pursuant to the Harrison Employment Agreement, the Company agreed to grant 60,000 additional options to Dr. Harrison in October 1997. Following the successful completion of a transaction constituting a Change in Control of the Company (as defined in the Harrison Employment Agreement), Dr. Harrison is to receive a special completion bonus in a lump sum equal to three times the highest of his last three annual bonuses. The Harrison Employment Agreement includes provisions that are effective upon termination of employment of Dr. Harrison under certain circumstances. Following termination of Dr. Harrison's employment other than for "cause" or a "material breach" (each as defined in the Harrison Employment Agreement) not in connection with a Change in Control of the Company, Dr. Harrison is entitled to continuation of his base salary and medical coverage and certain other benefits for thirty months and immediate vesting of all unvested options. Also, following termination of Dr. Harrison's employment other than for "cause" or a "material breach" in connection with a Change in Control of the Company, the Company will pay to Dr. Harrison a lump-sum amount equal to three times the sum of his then-current base salary plus the average of his last three annual bonuses and Dr. Harrison will also be entitled to continuation of medical coverage and certain other benefits for thirty six months.

     On January 15, 1998, the Company entered into an employment agreement with Mr. Rossi (the "Rossi Employment Agreement"). The Rossi Employment Agreement provides that Mr. Rossi will serve as the President and Chief Operating Officer for a term of three years, subject to automatic annual renewal for one-year terms thereafter. The Rossi Employment Agreement sets forth a minimum base salary during the term of the Rossi Employment Agreement ($210,000 per year), subject to increase at the sole discretion of the Compensation Committee of the Board of Directors. Mr. Rossi is also eligible to receive, at the sole discretion of the Compensation Committee, an annual performance-based bonus. Mr. Rossi is entitled to participate in the employee benefit plans of the Company and is eligible for the grant of stock options, in the sole discretion of the Compensation Committee. The Rossi Employment Agreement includes provisions that are effective upon the termination of employment of Mr. Rossi under certain circumstances. In general, Mr. Rossi is entitled to continuation of his base salary and medical coverage and certain other benefits for six months following a termination of employment by the Company other than for "cause" or a "material breach" (each as defined in the Rossi Employment Agreement).


     The Company has entered into employment agreements (the "Vice Presidents' Employment Agreements") with Messrs. Short (dated July 1, 1998), Lounge (dated April 10, 1997) and Kearney (dated March 1, 1999). The Employment Agreements provide that these officers will serve the Company, in the respective offices listed under Executive Officers who are not Nominees in this Proxy Statement, for an initial term ending on July 1, 1999 for Mr. Short, for an initial term of three years for Mr. Lounge and for a initial term ending on July 31, 1999 for Mr. Kearney, all subject to automatic renewals for one-year terms unless either the Company or the respective officer provides 90 days notice of their intent not to renew the respective Vice President's Employment Agreement. The Vice Presidents' Employment Agreements are subject to earlier termination as provided in those agreements. Each Vice President's Employment Agreement sets forth a minimum base salary during its term ($171,200 per year for Mr. Short, $125,000 per year for Mr. Lounge and $188,000 for Mr. Kearney), subject to increase at the sole discretion of the Compensation Committee of the Board of Directors. The officers are each also eligible to receive, at the sole discretion of the Compensation Committee, an annual performance-based bonus. The officers are entitled to participate in the employee benefit plans of the Company and are eligible for the grant of stock options, in the sole discretion of the Compensation Committee. The Vice Presidents' Employment Agreements include provisions that are effective upon the termination of employment of the officers under certain circumstances. In general, each officer is entitled to continuation of his base salary and medical coverage and certain other benefits for six months following a termination of employment by the Company other than for "cause" or a "material breach" (each as defined in the Vice Presidents' Employment Agreements).



     The Harrison Employment Agreement, the Rossi Employment Agreement, and the Vice Presidents' Employment Agreements include certain restrictive covenants for the benefit of the Company relating to non-disclosure by the officers of the Company's confidential business information, the Company's right to inventions and technical improvements of the officers, and noncompetition by the officers with the Company's business for a period of six months following termination of employment under the Rossi Employment Agreement and the Vice Presidents'

Employment Agreements and twelve months following termination of employment under the Harrison Employment Agreement.

INDEMNIFICATION AGREEMENTS


     The Company has entered into indemnification agreements with each of its directors and certain of its Named Executive Officers, other officers and senior managers. The agreements provide that the Company shall indemnify and hold harmless each indemnitee from liabilities incurred as a result of such indemnitee's status as a director, officer or employee of the Company, subject to certain limitations.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation of the Company's executives is subject to review and approval by the Compensation Committee (the "Compensation Committee") of the Company's Board of Directors. The Compensation Committee consists of two non-employee directors, James R. Thompson (Chairman) and Dr. Edward E. David, Jr., and the Chairman and Chief Executive Officer of the Company, Dr. Shelley A. Harrison.

  Compensation Philosophy

     In determining executive compensation policies, the Compensation Committee has four primary objectives:

          (1) to attract, motivate and retain key executive talent;

          (2) to balance the flexibility to reward individuals' skills with the need to structure compensation for defined roles;

          (3) to ensure that executive compensation is competitive with that of other leading companies in related fields; and

          (4) to provide incentives to achieve corporate objectives, thereby contributing to the overall goal of enhancing stockholder value.

     The Compensation Committee's compensation policies discussed below are designed to achieve the foregoing objectives. The Compensation Committee expects to continuously review and refine the Company's compensation practices as necessary to respond to a changing business environment.

     In order to evaluate and establish appropriate compensation practices, the Company consults multiple sources of information. The Compensation Committee uses data from benchmark companies within the aerospace or similar high technology industries to assess the Company's performance and compensation operations, product lines, revenues and markets served. The Compensation Committee seeks to set its executive compensation levels competitively with the benchmark companies, to the extent such targets are consistent with the Compensation Committee's objectives.

  Elements of Executive Compensation.

     The Company's executive compensation program has three components: (1) annual cash compensation in the form of base salary and incentive bonus payments, (2) long-term incentive compensation in the form of stock options granted under the Company's Stock Incentive Plan and (3) other compensation and employee benefits generally available to all employees of the Company, such as health insurance. Annual cash compensation is primarily designed to reward current performance. Long-term incentives and other compensation and employee benefits are primarily designed to create performance incentives over the long term for executive officers and employees.

     Base Salary. The base salary of each executive officer is set at a level deemed sufficient to attract and retain qualified executive officers. The Compensation Committee has generally determined target base salaries according to the average base salaries paid by benchmark aerospace and similar high technology companies. Aggregate base salary increases are intended to maintain compensation levels that are in line with leading companies in related fields, while individual base salary increases are set to reflect individual performance levels. The base salaries of certain executive officers are subject to minimums set forth in individual employment agreements.

     Incentive Bonuses. Annual cash bonuses are designed to provide incentives based on individual contribution to the achievement of the Company's annual business goals. Bonus payments have generally been reflective of the Company's performance in achieving revenues, profitability and other operating and corporate objectives, as well as the scope of an executive officer's responsibilities. The Compensation Committee makes a determination as to incentive bonus payments at the end of each year based on a subjective valuation of the contributions of individual executive officers to the achievement of the Company's annual business goals. The award of annual incentive bonuses is based on achieving corporate goals and the amount of individual incentive bonus payments is determined by percentage ranges established annually by the Compensation Committee.

     Long-Term Incentives. The grant of stock options is the Company's current method for providing long-term incentive compensation to its employees. The Compensation Committee believes that the use of stock options attracts and retains qualified personnel for positions of substantial responsibility and also serves to motivate its executive officers to promote the success of the Company's business and maximize stockholder value.

  Compensation of Chief Executive Officer.

     The Compensation Committee based the fiscal year 1999 Chief Executive Officer ("CEO") compensation on the policies described above.

     Dr. Shelley A. Harrison served as Chairman and CEO of the Company throughout the fiscal year. During fiscal 1999, Dr. Harrison received a total of $479,235 for his services. Dr. Harrison's compensation level for fiscal 1999 was deemed by the Compensation Committee to be appropriate given Dr. Harrison's qualifications and contribution to meeting the Company's objectives.

  Tax Deductibility of Executive Compensation.

     Section 162(m) of the Tax Code disallows corporate deductibility for certain compensation paid in excess of $1 million to the Company's Chief Executive Officer and to each of the four other most highly paid executive officers of publicly-held companies. "Performance-based compensation," as defined in Section 162(m), is not subject to the deductibility limitation provided certain stockholder approval and other requirements are met. The Company believes that the stock options granted in fiscal 1999 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully deductible. It is the Company's intention to maximize the deductibility of compensation paid to its officers, to the extent consistent with the best interests of the Company. During fiscal 1999, the Company did not exceed the $1 million deductibility cap with respect to any officer covered by Section 162(m).

                                          COMPENSATION COMMITTEE,

                                          James R. Thompson, Chairman
                                          Dr. Edward E. David, Jr.
                                          Dr. Shelley A. Harrison

     Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, the Report of the Compensation Committee and the accompanying Performance Graph shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part thereof into any such filings.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the Company's cumulative total stockholder return on its Common Stock since December 22, 1995, the date the Common Stock began trading on the Nasdaq National Market (as measured by dividing the difference between the Company's share price at the beginning and the end of the measurement period by the share price at the beginning of the measurement period) with (i) the cumulative total return of the Nasdaq Stock Market Index of U.S. Companies and (ii) the cumulative total return of the Dow Jones Aerospace/Defense Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

[LINE GRAPH]

                                                                                                                DOW JONES
                                                                                                         AEROSPACE/DEFENSE INDEX
                                                     SPACEHAB, INC.                  NASDAQ                  U.S. COMPANIES
                                                     --------------                  ------                 -------------------
Dec 95                                                   100.00                      100.00                      100.00
Jun 96                                                    91.70                      113.80                      113.55
Jun 97                                                    80.70                      138.40                      140.38
Jun 98                                                    96.39                      182.54                      137.74
Jun 99                                                    42.71                      260.66                      134.37


---------------
* Assumes that the value of an investment in the Company's Common Stock, the Nasdaq Stock Market Index of U.S. Companies and the Dow Jones
  Aerospace/Defense Index was $100 on December 22, 1995 and that all dividends were reinvested.

                                 OTHER MATTERS

     The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. In the event that other business properly comes before the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

PROXY SOLICITATION EXPENSE

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company and its subsidiaries, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. The Company has retained American Stock Transfer & Trust Company to request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the Annual Meeting.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms they file.


     The Company believes that during fiscal year 1999, all Section 16(a) filing requirements were satisfied on a timely basis, except for the number of late reports noted for the following individuals: Alvin L. Reeser (one filing covering one transaction), W.T. Short (one filing covering one transaction) and Mr. Viriglio (one filing covering one transaction). The Company believes that the late filings noted above were inadvertent. In addition, due to an administrative oversight, all Form 5 reports for officers and directors for fiscal year 1999 were filed late.


DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     The proxy rules adopted by the SEC provide that certain stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in the Company's proxy materials for the Company's 2000 Annual Meeting of Stockholders, it must be received in writing by the Company on or before May 24, 2000 at its principal office, 300 D Street, SW, Suite 814, Washington, DC 20024, Attention: Secretary.

     The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended June 30, 1999, is being mailed herewith to all stockholders of record on the Record Date.

                                          By Order of the Board of Directors,

                                          Mark A. Kissman
                                          Vice President, Finance, Chief
                                          Financial Officer
                                          and Secretary


Washington, D.C.
September 14, 1999


     Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

                                                                       EXHIBIT A

                             SPACEHAB, INCORPORATED


                           1994 STOCK INCENTIVE PLAN
              (AS AMENDED AND RESTATED EFFECTIVE OCTOBER 14, 1999)

                             SPACEHAB INCORPORATED

                           1994 STOCK INCENTIVE PLAN
              (AS AMENDED AND RESTATED EFFECTIVE OCTOBER 14, 1999)

SECTION 1. Purpose

     The purpose of the SPACEHAB, Incorporated 1994 Stock Incentive Plan (the "Plan") is to enable SPACEHAB, Incorporated (the "Company") and its subsidiaries (as defined below) to provide a select group of employees the opportunity to acquire a proprietary interest in the company and to benefit from the appreciation in the value of its common shares and thereby to enhance the ability of the company to attract and retain employees of exceptional ability who, by their participation in the Plan, will have a greater incentive to contribute to the company's long-term success and growth. For purposes of the Plan, a "subsidiary" means any subsidiary corporation as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, (the "Code").

SECTION 2. Types of Awards

     2.1. Awards under the Plan may be in the form of (i) incentive stock options or non-qualified stock options ("Stock Options"); (ii) Stock Appreciation Rights; (iii) Restricted Stock; (iv) Performance Shares; (v) Loans; and/or (vi) Tax Offset Payments.

     2.2. An eligible employee may be granted one or more types of awards, which may be independent or granted in tandem. If two awards are granted in tandem the employee may exercise (or otherwise receive the benefit of) one award only to the extent he or she relinquishes the tandem award.

SECTION 3. Administration

     3.1. The Plan shall be administered by the Compensation Committee of the Company's Board of Directors (the "Board") or such other committee of directors as the Board shall designate (the "Committee"), which shall consist of two or more directors who are "non-employee directors" within the meaning of Rule 16B-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), and who are "outside directors" within the meaning of Section 162(m) of the Code.

     3.2. The Committee shall have the authority to grant awards to eligible employees under the Plan; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any award granted under the Plan; and to otherwise supervise the administration of the Plan. In particular, and without limiting its authority and powers, the Committee shall have the authority:

          (a) to determine whether and to what extent any award or combination of awards will be granted hereunder, including whether any awards will be granted in tandem with each other;

          (b) to select the employees to whom awards will be granted;

          (c) to determine the number of shares of the common stock of the Company (the "Stock") to be covered by each award granted hereunder;

          (d) to determine the terms and conditions of any award granted hereunder, including, but not limited to, any vesting or other restrictions based on performance and such other factors as the Committee may determine, and to determine whether the terms and conditions of the award are satisfied;

          (e) to determine the treatment of awards upon an employee's retirement, disability, death, termination for cause or other termination of employment;

          (f) to determine pursuant to a formula or otherwise the fair market value of the stock on a given date; provided, however, that if the Committee fails to make such a determination, fair market value shall, in the event the Stock is traded on a national exchange, mean the closing sale price of the Stock on a given date;

          (g) to determine whether the amount of any dividends declared with respect to the number of shares covered by an award (i) will be paid to the employee currently or (ii) will be deferred and deemed to be reinvested or
     (iii) will otherwise be credited to the employee, or that the employee has no rights with respect to such dividends;

          (h) to determine whether to what extent, and under what circumstances Stock and other amounts payable with respect to an award will be deferred either automatically or at the election of an employee, including providing for and determining the amount (if any) of deemed earnings on any deferred amount during any deferral period;

          (i) to provide that the shares of Stock received as a result of an award shall be subject to a right of first refusal, pursuant to which the employee shall be required to offer to the Company any shares that the employee wishes to sell, subject to such terms and conditions as the Committee may specify;

          (j) to amend the terms of any award, prospectively or retroactively; provided, however, that no amendment shall impair the rights of the award holder without his or her consent;

          (k) to substitute new Stock Options for previously granted Stock Options, or for options granted under other plans, in each case including previously granted options having higher option prices; and

          (l) to allow an option holder to exercise his or her option prior to its expiration and pay for the acquired shares with currently owned shares, while at the same time receiving replacement options, at the then current market price, for the same remaining term as the option exercised.

     3.3. All determinations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

     3.4. The Committee may from time to time delegate to one or more officers of the Company any or all of its authority granted hereunder except with respect to awards granted to persons subject to Section 16 of the Act. The committee shall specify the maximum number of shares that the officer or officers to whom such authority is delegated may award.

SECTION 4. Stock Subject to Plan

     4.1. The total number of shares of Stock reserved and available for distribution under the Plan shall be 3,950,000 (subject to further adjustment as provided below). Such shares may consist of authorized but unissued shares or treasury shares. The exercise of a Stock Appreciation Right for cash, the payment of any other award in cash shall not count against this share limit.

     4.2. To the extent an option terminates without having been exercised, or an award terminates without the employee having received payment of the award, or shares awarded are forfeited, the shares subject to such award shall again be available for distribution in connection with future awards under the Plan. At no time will the number of shares issued under the Plan plus the number of shares covered by outstanding awards under the Plan exceed the number of shares authorized under the Plan.

     4.3. In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, Stock dividend, Stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Stock, a substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion shall be made in the aggregate number of shares reserved for issuance under the Plan, the number of shares subject to outstanding awards and the amounts to be paid by employees or the Company, as the case may be, with respect to outstanding awards.

     4.4. The number of shares of Stock underlying Stock Options or free-standing Stock Appreciation Rights that may be granted under the Plan to any one participant during any one calendar year shall not exceed 200,000 shares, subject to adjustment in the same manner as provided in subsection 4.3 above. To the extent required for exemption under Section 162(m) of the Code, any Stock Options or Stock Appreciation Rights that are canceled or repriced shall not again be available for grant under this maximum share limit.

SECTION 5. Eligibility

     Officers and other key employees and consultants of the Company or a subsidiary are eligible to be granted awards under the Plan. A director of the Company or a subsidiary who is not also an employee of the Company or a subsidiary will not be eligible to be granted awards under the Plan. The participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible employees.

SECTION 6. Stock Options

     6.1. The Stock Options awarded under the Plan may be of two types: (i) Incentive Stock Options within the meaning of Section 422 of the Code or any successor provision thereto; and (ii) Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

     6.2. Subject to the following provisions, Stock Options awarded under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine:

          (a) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee.

          (b) Option Term. The term of each Stock Option shall be fixed by the Committee.

          (c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time in whole or in part.

          (d) Method of Exercise. Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the purchase price. Payment of the purchase price shall be made in such manner as the Committee may provide in the award, which may include cash (including cash equivalents), delivery of shares of Stock already owned by the optionee or subject to awards hereunder through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the purchase price, or by any other manner permitted by law and determined by the Committee, or any combination of the foregoing. The Committee may provide that all or part of the shares received upon the exercise of a Stock Option which are paid for using Restricted Stock or Performance Shares shall be restricted or deferred in accordance with the original terms of the award in question. The Committee shall determine acceptable methods for providing notice of exercise for tendering shares of Stock and for delivery of irrevocable instructions to a broker and may impose such limitations and prohibitions on the use of Stock or irrevocable instructions to a broker to exercise as it deems appropriate.

          (e) No Shareholder Rights. An optionee shall have neither rights to dividends or other rights of a shareholder with respect to shares subject to a Stock Option until the Optionee has given written notice of exercise and has paid for such shares.

          (f) Surrender Rights. The Committee may provide that options may be surrendered for cash upon any terms and conditions set by the Committee.

          (g) Non-transferability. No Stock Option shall be transferable by the optionee other than by will or by the laws of descent and distribution. During the optionee's lifetime, all Stock Options shall be exercisable only by the optionee.

          (h) Termination of Employment. If an optionee's employment with the Company or a subsidiary terminates by reason of death, disability, retirement, voluntary or involuntary termination or otherwise, the Stock Option shall be exercisable to the extent determined by the Committee. The Committee may provide that, notwithstanding the option term fixed pursuant to Section 6.2(b), a Stock Option which is outstanding on the date of an optionee's death shall remain outstanding for an additional period after the date of such death.

     6.3. Notwithstanding the provision of Section 6.2, no Incentive Stock Option shall (i) have an option price which is less than 100% of the fair market value of the Stock on the date of the award of the Stock Option, (ii) be exercisable more than ten years after the date such Incentive Stock Option is awarded or (iii) be awarded more than ten years after the effective date of the Plan. No Incentive Stock Option shall be granted to an employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its subsidiary, unless the option price, at the time of the award, is at least 110% of the fair market value of the stock subject to the option and such option is not exercisable after the expiration of five years from the date of the award.

SECTION 7. Stock Appreciation Rights

     7.1. A Stock Appreciation Right shall entitle the holder thereof to receive payment of an amount, in cash, shares of Stock or a combination thereof, as determined by the Committee, equal in value to the excess of the fair market value of the shares as to which the award is granted on the date of exercise over an amount specified by the Committee. Any such award shall be in such form and shall have such terms and conditions as the Committee may determine.

     7.2. The Committee may provide that a Stock Appreciation Right may be exercised only within a 60-day period following occurrence of a Change of Control (as defined in Section 15.2). The Committee may also provide that in the event of a Change of Control the amount to be paid upon the exercise of a Stock Appreciation Right shall be based on the Change of Control Price (as defined in Section 15.3).

SECTION 8. Restricted Stock

     Subject to the following provisions, all awards of Restricted Stock shall be in such form and shall have such terms and conditions as the Committee may determine:

          (a) The Restricted Stock award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock will vest. The vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or a subsidiary, upon the attainment of specified performance goals or upon such other criteria as the Committee may determine.

          (b) Stock certificates representing the Restricted Stock awarded to an employee shall be registered in the employee's name, but the Committee may direct that such certificates shall be held by the Company on behalf of the employee. Except as may be permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the employee until such share has vested in accordance with the terms of the Restricted Stock award. At the time Restricted Stock vests, a certificate for such vested shares shall be delivered to the employee (or his or her designated beneficiary in the event of death), free of all restrictions.

          (c) The Committee may provide that the employee shall have the right to vote or receive dividends on Restricted Stock. The Committee may provide that Stock received as a dividend on, on in connection with a stock split of Restricted Stock, shall be subject to the same restrictions as the Restricted Stock.

          (d) Except as may be provided by the Committee, in the event of an employee's termination of employment before all of his or her Restricted Stock has vested, or in the event any conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of Restricted Stock which have not vested shall be forfeited, and the Committee may provide that (i) any purchase price paid by the employee shall be returned to the employee or (ii) a cash payment equal to the Restricted Stock's fair market value on the date of forfeiture, if lower, shall be paid to the employee.

          (e) The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the employee's Restricted Stock.

SECTION 9. Performance Shares Awards

     Subject to the following provisions, all awards of Performance Shares shall be in such form and shall have such terms and conditions as the Committee may determine:

          (a) The Performance Shares shall specify the number of Performance Shares to be awarded to any employee and the duration of the period (the "Performance Period") after which, and the terms pursuant to which, the Performance Shares will be issued to the employee. The Committee may condition the award of Performance Shares, or receipt of Stock or cash at the end of the Performance Period, upon the attainment of specified performance goals or such other criteria as the Committee may determine.

          (b) Except as may be permitted by the Committee, Performance Share awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Performance Period.

          (c) At the expiration of the Performance Period, the employee (or his or her designated beneficiary in the event of death) shall receive (i) certificates for the number of shares of Stock equal to the number of shares covered by the Performance Share award, (ii) cash equal to the fair market value of such Stock or (iii) a combination of shares and cash, as the Committee may determine.

          (d) Except as may be provided by the Committee, in the event of an employee's termination of employment before the end of the Performance Period, his or her Performance Share award shall be forfeited.

          (e) The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, Stock or cash under a Performance Share award.

SECTION 10. Loans

     The Committee may provide that the Company shall make, or arrange for, a loan or loans to an employee with respect to the exercise of any Stock Option awarded under the Plan, with respect to the payment of the purchase price, if any, of any Restricted Stock awarded hereunder, or with respect to any taxes arising from an award hereunder; provided, however, that the Company shall not loan to an employee more than the excess of the purchase or exercise price of an award (together with the amount of any taxes arising from such award) over the par value of any shares of Stock awarded. The Committee shall have full authority to decide whether a loan will be made hereunder and to determine the amount, term and provisions of any such loan, including the interest rate to be charged, whether the loan will be with or without recourse against the borrower, any security for the loan, the terms on which the loan is to be repaid and the conditions, if any, under the loan may be forgiven.

SECTION 11. Tax Offset Payments

     The Committee may provide for a Tax Offset Payment by the Company to the employee in an amount specified by the Committee, which shall not exceed the amount necessary to pay the federal, state, local and other taxes payable with respect to any award and receipt of the Tax Offset Payment, assuming the employee is taxed at the maximum tax rate applicable to such income. The Tax Offset Payment may be paid in cash, Stock or a combination thereof, as determined by the Committee.

SECTION 12. Election to Defer Awards

     The Committee may permit an employee to elect to defer receipt of an award for a specified period or until a specified event, upon such terms as are determined by the Committee.

SECTION 13. Tax Withholding

     13.1. Each employee shall, no later than the date as of which the value of an award first becomes includible in the employee's gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any subsidiary), shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the employee.

     13.2. To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an employee may irrevocably elect to have the withholding tax obligation, or any additional tax obligation with respect to any awards hereunder, satisfied by (i) having the Company withhold shares of Stock otherwise deliverable to the employee with respect to the award or (ii) delivering to the Company, shares of unrestricted Stock.

SECTION 14. Amendments and Termination

     The Board may discontinue the Plan at any time and may amend it from time to time. Solely to the extent deemed necessary or advisable by the Board, for purposes of complying with Section 422 of the Code, Section 162(m) of the Code or the rules of any securities exchange or for any other reason, the Board may seek the approval of any such amendment by the Company's shareholders. Notwithstanding the foregoing, no termination or amendment of the Plan shall in any manner affect any award theretofore granted without the holder's consent.

SECTION 15. Change of Control

     15.1. In the event of a Change of control, unless otherwise determined by the Committee at the time of grant or by amendment (with the holder's consent) of such grant:

          (a) all outstanding Stock Options and all outstanding Stock Appreciation Rights awarded under the Plan shall become fully exercisable and vested;

          (b) the restrictions and deferral limitations applicable to any outstanding Restricted Stock and Deferred Stock awards under the Plan shall lapse and such shares and awards shall be deemed fully vested; and

          (c) to the extent the cash payment of any award is based on the fair market value of Stock, such fair market value shall be the Change of Control Price.

     15.2. A "Change of Control" shall be deemed to occur on:

          (a) The date that any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Act, other than the Company and its subsidiaries as determined immediately prior to that date, in a transaction or series of transactions has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under such Act) of 20% or more of the outstanding securities of the Company having the right under ordinary circumstances to vote at an election of the Board;

          (b) the date on which one-third or more of the members of the Board shall consist of persons other than Current Directors (for these purposes, a "Current Director" shall mean any member of the Board as of the effective date of the Plan and any successor of a Current Director whose nomination or election has been approved by a majority of the Current Directors then on the Board); or

          (c) the date of approval by the shareholders of the Company of an agreement providing for (A) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation or (B) the sale or other disposition of all or substantially all the assets of the Company.

     15.3. "Change of Control Price" means the highest price per share paid for the Company's Stock in any transaction reported on any national stock exchange or in the over-the-counter market, or paid or offered in any transaction related to a Change of Control at any time during the 90-day period ending with the Change of Control. Notwithstanding the foregoing sentence, in the case of Stock Appreciation Rights granted in tandem with Incentive Stock Options, the Change of Control Price shall be the highest price paid on the date on which the Stock Appreciation Right is exercised.

SECTION 16. General Provisions

     16.1. Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Stock subject to the award or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the recipient of an award with respect to the disposition of Stock, is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such award or the issuance, purchase or delivery of Stock thereunder, such award shall not be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

     16.2. Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements. Neither the adoption of the Plan nor any award hereunder shall confer upon any employee of the Company, or of a subsidiary, any right to continued employment.

     16.3. Determinations by the Committee under the Plan relating to the form, amount and terms and conditions of awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

     16.4. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

SECTION 17. Effective Date of Plan

     The Plan shall become effective upon approval by the Company's shareholders.

                             SPACEHAB, INCORPORATED

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               ANNUAL MEETING OF STOCKHOLDERS -- OCTOBER 14, 1999

 P
 R
 O     The undersigned hereby appoints Dr. Shelley A. Harrison and
 X     David A. Rossi, and each of them, as proxies of the
 Y     undersigned, each with full power to act without the other and with full power of substitution and re-substitution, to vote all the shares of Common Stock of SPACEHAB,
       Incorporated that the undersigned is entitled to vote at the
       Annual Meeting of Stockholders to be held on October 14,
       1999, at 10:00 am. (local time), and at any postponements or adjournments thereof, with all the powers the undersigned
       would have if personally present, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ITEMS:

    (1) To elect to the Board of Directors the following nominees for the term indicated in the Proxy Statement.

    FOR all nominees listed below (except as marked to the contrary below).
                                                  [ ]

    WITHHOLD AUTHORITY to vote for all nominees listed below.
                                                  [ ]

Hironori Aihara                         Richard Fairbanks                       Gordon S. Macklin
Melvin D. Booth                         Dr. Shelley A. Harrison                 James R. Thompson
Dr. Edward E. David, Jr.                Chester M. Lee                          Giuseppe Viriglio

                  (continued, and to be signed, on other side)

                          (continued from other side)

    INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

    (2) Approval of the amendment to the Company's Restated Articles of Incorporation.

                  [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN

    (3) Approval of the amendment to the Company's Stock Incentive Plan.

                  [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN

    (4) Ratification of the appointment by the Board of Directors of KPMG LLP as independent public accountants for fiscal 2000.

                  [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN

    In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is hereby acknowledged.

    IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

                                              Dated , 1999

                                              ----------------------------------

                                              ----------------------------------

                                              Sign exactly as name appears
                                              hereon. When signing in a
                                              representative capacity, please
                                              give full title. Joint owners (if
                                              any) should each sign.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS